EXHIBIT 99.1

News from Great Lakes Dredge & Dock Corporation For further information contact: Mary Morrissey, Investor Relations @ 630-574-3467

Great Lakes Appoints Mark Marinko as Senior Vice President and Chief Financial Officer

OAK BROOK, Ill.—(BUSINESS WIRE)—Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD) announced that Mark Marinko has been appointed Senior Vice President and Chief Financial Officer effective today. Mr. Marinko joins the Company to fill the role vacated in April 2014 and held in interim by the Vice President and Controller, Katherine Hayes. The Company would like to thank Ms. Hayes for her leadership in managing the transition to our new CFO. Mr. Marinko will report to the Chief Executive Officer, Jonathan Berger.

Mr. Marinko starts at Great Lakes with a strong background in operations and finance working for TransUnion, LLC through August 2013. Mr. Marinko was most recently President of the Consumer Services division at TransUnion leading the direct to consumer and business market, customer service, consumer compliance and marketing for the credit information company. Prior to his position as president, Mr. Marinko has been in increasing accounting and financial roles as Controller and Vice President of Finance at TransUnion since 1996. Prior to TransUnion, Mr. Marinko served as controller of Official Airline Guides. In his over 30 years of professional experience, Mr. Marinko has held roles specializing in accounting, finance, sales, systems and business operations.

Mr. Berger stated, “I am delighted to welcome Mark to the Great Lakes team. During our search for a new CFO, it became apparent that Mark possessed the highest operational and financial experience suited to this role, which will enable him to make an immediate contribution to the success of our company. With his strong leadership skills and strategic insight, I expect Mark to be a critical member of the executive team that will lead Great Lakes through planned growth and financial discipline.”

Mr. Marinko received a Bachelor of Arts in Accounting and Business Administration from Augustana College. He is a Certified Public Accountant.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also a significant provider of environmental and remediation services. The Company owns a 50% interest in a marine sand mining operation in New Jersey that supplies sand and aggregate for road and building construction and a 50% interest in an environmental service operation with the ability to remediate soil and dredged sediment treatment. Great Lakes employs over 150 degreed engineers, most specializing in civil and mechanical engineering, which contributes to its 124-year history of never failing to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse fleet in the U.S. industry, comprised of over 200 specialized vessels.